Exhibit 99.1

Pier 1 Imports, Inc. Reports Third Quarter Fiscal Year 2016 Financial Results

Revises Fiscal Year 2016 Financial Guidance

Declares Quarterly Cash Dividend

FORT WORTH, Texas--(BUSINESS WIRE)--December 16, 2015--Pier 1 Imports, Inc. (NYSE:PIR) today reported financial results for the third quarter ended November 28, 2015.

Third Quarter Fiscal 2016 Key Metrics

  Total sales decreased 2.5% (a 1.4% decrease on a constant currency basis) to $472.5 million, compared to $484.5 million in the third quarter of fiscal 2015. Company comparable sales decreased 0.7% (a 0.5% increase on a constant currency basis) as compared to the year ago period;
  Gross profit decreased to $178.5 million, from $204.9 million during the same period a year ago. Gross profit as a percentage of sales was 37.8%, compared to 42.3% in the third quarter of last year;
  Selling, general and administrative expenses decreased 9% to $146.1 million, compared to $160.8 million in the third quarter of fiscal 2015;
  Net income of $10.9 million; fully diluted earnings per share of $0.13;
  Ending inventories of $503.0 million, a decrease of 6% compared to inventories of $535.5 million in the year ago period; and
  Cash generated from operations of $74.2 million, as compared to $24.4 million in the third quarter last year.

Alex W. Smith, President and CEO, stated, “Our sales slowed in the third quarter, primarily reflecting soft store traffic. Notwithstanding, we’re pleased with store conversion – a testament to the exemplary job our store teams did in engaging with Pier 1 Imports’ customers. E-Commerce sales continued to demonstrate strong growth and represented approximately 16% of total sales in the period. Although top line results did not meet our expectations, strict expense control enabled us to deliver earnings per share within our guidance range. Additionally, we made further progress toward bringing our inventories in line, keeping us on track to close fiscal 2016 with inventory levels down approximately 10 percent from the prior year.”

“We’re pleased with how the Pier 1 Imports brand is positioned for holiday, including our merchandise, stores and website. However, the decline of the casual in-store shopper continues to challenge us. We are revising our full-year outlook based on a moderate start to the holiday shopping season and an increasingly competitive promotional environment.”

“We remain confident in our ‘1 Pier 1’ omni-channel strategy, particularly as the retail climate continues to undergo dynamic change,” continued Mr. Smith. “Our teams are focused on reducing inventories, improving promotional effectiveness and driving efficiency in our distribution network, as well as tactical strategies to strengthen customer engagement and attract new customers to the brand.”

Third Quarter Fiscal 2016 Results of Operations

For the third quarter ended November 28, 2015, the Company reported net income of $10.9 million, or $0.13 per share, compared to last year’s third quarter net income of $17.9 million, or $0.20 per share. Total sales for the third quarter decreased 2.5% (a 1.4% decrease on a constant currency basis after adjusting for a 110 basis point impact attributable to the year-over-year decline in the value of the Canadian Dollar, relative to the U.S. Dollar) to $472.5 million, compared to $484.5 million in the same period last year. Company comparable sales decreased 0.7% (a 0.5% increase on a constant currency basis).

Merchandise margin (the result of adding back delivery and fulfillment net costs and store occupancy costs to gross profit) in the third quarter totaled $263.1 million, or 55.7% of total sales, compared to $288.2 million, or 59.5% of total sales in the third quarter of fiscal 2015. The year-over-year decline is primarily attributable to inventory related inefficiencies within the Company’s distribution center network (approximately 200 basis points) and promotional activity (approximately 100 basis points). Gross profit in the third quarter totaled $178.5 million, or 37.8% of total sales, compared to $204.9 million, or 42.3% of total sales in the third quarter of fiscal 2015. For the three months ended November 28, 2015, contribution from operations (gross profit less compensation for operations and operational expenses) totaled $97.6 million, compared to $116.3 million during the same period last year.

Fiscal 2016 third quarter selling, general and administrative (“SG&A”) expenses were $146.1 million, or 30.9% of total sales, compared to $160.8 million, or 33.2% of total sales in the year ago period. A portion of the year-over-year decline in marketing expense in the third quarter is attributable to a timing shift into the fourth quarter. The following table details the breakdown of SG&A expenses for the third quarter of fiscal 2016 as compared to the same period last year (in millions).

	Three Months Ended
	November 28, 2015		November 29, 2014
	Expense	% of Sales	Expense	% of Sales

Compensation for operations	$65.3	13.8%	$70.5	14.5%
Operational expenses	15.7	3.3%	18.1	3.7%
Marketing	30.5	6.5%	36.5	7.5%
Other selling, general and administrative	34.6	7.3%	35.7	7.5%

Total selling, general and administrative	$146.1	30.9%	$160.8	33.2%

Third quarter EBITDA (earnings before interest, taxes, depreciation and amortization) was $32.6 million, compared to $44.3 million in the third quarter of last year. Operating income for the third quarter was $19.7 million compared to $31.8 million in the third quarter of fiscal 2015.

Year-to-Date Results of Operations

Total sales for the nine months ended November 28, 2015, were $1.335 billion, an increase of 0.9% from the same period last year (a 2.0% increase on a constant currency basis). Fiscal year-to-date company comparable sales increased 1.2% (a 2.3% increase on a constant currency basis). For the same period, e-Commerce represented approximately 17% of sales, compared to approximately 10% for the nine months ended November 29, 2014.

Merchandise margin for the nine months ended November 28, 2015, totaled $745.9 million, or 55.9% of total sales, compared to $779.1 million, or 58.9% of total sales for the same period last year. Gross profit totaled $492.7 million, or 36.9% of total sales, compared to $535.3 million, or 40.5% of total sales for the nine months ended November 29, 2014.

For the nine-month period ended November 28, 2015, contribution from operations totaled $250.9 million, compared to $288.7 million during the same period last year.

SG&A expenses for the nine months ended November 28, 2015, were $413.2 million, or 31.0% of total sales, compared to $427.1 million, or 32.3% for the year ago period. The following table details the breakdown of SG&A expenses for the nine months ended November 28, 2015, as compared to the year ago period (in millions).

	Nine Months Ended
	November 28, 2015		November 29, 2014
	Expense	% of Sales	Expense	% of Sales

Compensation for operations	$192.9	14.5%	$197.7	15.0%
Operational expenses	48.9	3.7%	48.8	3.7%
Marketing	69.6	5.2%	80.2	6.1%
Other selling, general and administrative	101.8	7.6%	100.4	7.5%

Total selling, general and administrative	$413.2	31.0%	$427.1	32.3%

EBITDA for the nine months ended November 28, 2015, totaled $79.7 million, compared to $108.8 million in the year ago period. Operating income for the nine months ended November 28, 2015, was $41.6 million, compared to $74.1 million for the nine months ended November 29, 2014.

Real Estate Optimization Initiative

The Company opened two stores during the third quarter of fiscal 2016, ending the period with 1,055 stores. The Company expects to end fiscal 2016 with approximately 30 net store closures, with the bulk of the remaining closures expected to occur in the last week of the fourth quarter.

Store Statistics
	Store Count
Fiscal Period	Start	Openings	Closures	End	Relocations (1)

Three Months Ended May 30, 2015	1,065	8	(10)	1,063	6
Three Months Ended August 29, 2015	1,063	6	(16)	1,053	4
Three Months Ended November 28, 2015	1,053	2	0	1,055	0

Fiscal 2016 Year-to-Date:	1,065	16	(26)	1,055	10

Three Months Ended May 31, 2014	1,072	9	(14)	1,067	3
Three Months Ended August 30, 2014	1,067	8	(2)	1,073	2
Three Months Ended November 29, 2014	1,073	9	(8)	1,074	7

Fiscal 2015 Year-to-Date:	1,072	26	(24)	1,074	12

(1) Relocations are noted only in the period in which the new store opens.

Balance Sheet Highlights and Share Repurchase Program

As of November 28, 2015, the Company had $48.6 million of cash and cash equivalents, $197.5 million outstanding under its term loan, and $35.0 million in cash borrowings under its $350 million revolving line of credit. Subsequent to the end of the quarter, the Company repaid the $35.0 million of cash borrowings under its revolving line of credit, and currently has no cash borrowings outstanding thereunder. For the nine months ended November 28, 2015, operating activities generated cash of $41.9 million. This compares to the $46.2 million use of cash by operating activities in the comparable nine-month period last year. Inventories at the end of the third quarter totaled $503.0 million, compared to $535.5 million at the end of the third quarter of fiscal 2015. The Company continues to expect fourth quarter fiscal 2016 ending inventories to be down approximately 10% on a year-over-year basis. Capital expenditures totaled $13.5 million in the third quarter of fiscal 2016 and were used primarily for infrastructure and technology development in support of ‘1 Pier 1’ and new store openings.

During the third quarter ended November 28, 2015, the Company repurchased 3.3 million shares of its common stock for $23.9 million under its April 2014 share repurchase program. Subsequent to the end of the third quarter, the Company repurchased approximately 158 thousand shares of its common stock under the repurchase program at a cost of $1.1 million. Year-to-date through December 16, 2015, the Company has repurchased approximately 7.5 million shares of its common stock at a cost of $75.0 million. Of the Company’s $200 million share repurchase program announced in April 2014, $47.2 million remains available for repurchases.

Fiscal 2016 Full-Year and Fourth Quarter Financial Guidance

The Company provided the following updated financial guidance for full-year fiscal 2016:

  Company comparable sales, which includes e-Commerce, approximately flat to fiscal 2015, compared to prior expectations of low single-digit growth;
  Merchandise margin, as a percentage of sales, of approximately 55%, compared to prior guidance of 55.5% to 56%;
  SG&A expenses, as a percentage of sales, leveraging approximately 80 to 100 basis points, compared to prior expectations of 100 basis points of leverage;
  EBITDA margins of approximately 6.5% to 7%, compared to prior guidance of 7.5% to 8%;
  Depreciation of approximately $51 million, compared to prior guidance of $52 million;
  Operating income, as a percentage of sales, of approximately 4%, compared to prior expectations of 5% to 5.5%;
  Earnings per share in the range of $0.42 to $0.46, utilizing a fully diluted share count of approximately 85.5 million shares, compared to prior guidance of $0.56 to $0.64, assuming 87 million shares; and
  Capital expenditures of approximately $55 million, compared to prior expectations of approximately $60 million.

The Company provided the following guidance for the fourth quarter of fiscal 2016:

  Company comparable sales, which includes e-Commerce, contracting approximately 2% - 4% compared to the year-ago quarter; and
  Earnings per share in the range of $0.18 to $0.22, utilizing a fully diluted share count of approximately 83 million shares.

Declaration of Quarterly Cash Dividend

The Company announced that its Board of Directors declared a $0.07 per share quarterly cash dividend on the Company’s outstanding shares of common stock. The $0.07 quarterly cash dividend will be paid on February 3, 2016, to shareholders of record on January 20, 2016. As of December 15, 2015, approximately 83.6 million shares of the Company’s common stock were outstanding.

Third Quarter Results Conference Call

The Company will host a conference call to discuss third quarter fiscal 2016 financial results at 4:00 p.m. Central Time today. Investors will be able to connect to the call through the Company’s website at Pier1.com. The conference call can be accessed by selecting “About” on the homepage and linking through the “Investor Relations” page to the “Events” page, or dialing 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 88750372.

A replay will be available after 7:30 p.m. Central Time today for a 24-hour period and the replay can be accessed by dialing 1-855-859-2056, or if international, 1-404-537-3406 using conference ID number 88750372.

Financial Disclosure Advisory

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). This press release references non-GAAP financial measures including merchandise margin, contribution from operations, EBITDA and constant currency.

The Company believes that the non-GAAP financial measures included in this press release allow management and investors to understand and compare results in a more consistent manner for the three- and nine-month periods ended November 28, 2015, and November 29, 2014. Non-GAAP financial measures should be considered supplemental and not a substitute for the Company’s results reported in accordance with GAAP for the periods presented.

Merchandise margin represents the result of adding back delivery and fulfillment net costs and store occupancy costs to gross profit. Contribution from operations represents gross profit less compensation for operations (which includes store and customer service payroll) and operational expenses. EBITDA represents earnings before interest, taxes, depreciation and amortization. Management believes merchandise margin, contribution from operations and EBITDA are meaningful indicators of the Company’s performance which provide useful information to investors regarding its financial condition and results of operations. Management uses merchandise margin, contribution from operations and EBITDA, together with financial measures prepared in accordance with GAAP, to assess the Company’s operating performance, to enhance its understanding of core operating performance and to compare the Company’s operating performance to other retailers. These non-GAAP financial measures should not be considered in isolation or used as an alternative to GAAP financial measures and do not purport to be an alternative to net income or gross profit as a measure of operating performance. A reconciliation of net income to EBITDA to contribution from operations to merchandise margin is shown below for the periods indicated (in millions).

		Three Months Ended				Nine Months Ended
		November 28, 2015		November 29, 2014		November 28, 2015		November 29, 2014
		$ Amount	% of Sales	$ Amount	% of Sales	$ Amount	% of Sales	$ Amount	% of Sales

Merchandise margin (non-GAAP)		$263.1	55.7%	$288.2	59.5%	$745.9	55.9%	$779.1	58.9%

Less:	Delivery and fulfillment net costs	10.3	2.2%	8.6	1.8%	28.7	2.1%	20.6	1.6%
	Store occupancy costs	74.3	15.7%	74.7	15.4%	224.5	16.8%	223.3	16.9%

Gross profit (GAAP)		178.5	37.8%	204.9	42.3%	492.7	36.9%	535.3	40.5%

Less:	Compensation for operations	65.3	13.8%	70.5	14.5%	192.9	14.5%	197.7	15.0%
	Operational expenses	15.7	3.3%	18.1	3.7%	48.9	3.7%	48.8	3.7%

Contribution from operations (non-GAAP)		97.6	20.6%	116.3	24.0%	250.9	18.8%	288.7	21.8%

Less:	Other nonoperating (income) / expense	(0.2)	0.0%	(0.2)	0.0%	(0.2)	0.0%	(0.6)	0.0%
	Marketing and other SG&A	65.1	13.8%	72.2	15.0%	171.4	12.8%	180.5	13.6%

EBITDA (non-GAAP)		32.6	6.9%	44.3	9.1%	79.7	6.0%	108.8	8.2%

Less:	Income tax provision	5.9	1.3%	11.1	2.3%	11.9	0.9%	25.7	1.9%
	Interest expense, net	3.0	0.6%	3.0	0.6%	8.9	0.7%	6.9	0.5%
	Depreciation and amortization	12.8	2.7%	12.3	2.5%	37.9	2.8%	34.0	2.6%

Net income (GAAP)		$10.9	2.3%	$17.9	3.7%	$21.0	1.6%	$42.1	3.2%

This press release also references total sales and company comparable sales on a constant currency basis, which is calculated by translating the current and prior periods into comparable amounts using the same foreign exchange rate. Management believes these non-GAAP financial measures are useful when comparing sales results between periods when foreign exchange rates are volatile.

This press release may be deemed to include forward-looking statements that are based on management’s current estimates or expectations of future events or future results. These statements are not historical in nature and can generally be identified by such words as “believe,” “expect,” “estimate,” “anticipate,” “plan,” “may,” “will,” “intend” and similar expressions. Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. These risks and uncertainties include, but are not limited to, consumer spending patterns, inventory levels and values, the Company’s ability to implement planned cost control measures, expected benefits from the real estate optimization initiative, including cost savings and increases in efficiency, and changes in foreign currency values relative to the U.S. Dollar. These and other factors that could cause results to differ materially from those described in the forward-looking statements contained in this press release can be found in the Company’s Annual Report on Form 10-K and in other filings with the SEC. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. Undue reliance should not be placed on forward-looking statements, which are only current as of the date they are made. The Company assumes no obligation to update or revise its forward-looking statements.

Pier 1 Imports, Inc. is the original global importer of home décor and furniture. Information about the Company is available on www.pier1.com.

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Three Months Ended
	November 28,	% of	November 29,	% of
	2015	Sales	2014	Sales

Net sales	$472,547	100.0%	$484,501	100.0%

Cost of sales	294,054	62.2%	279,588	57.7%

Gross profit	178,493	37.8%	204,913	42.3%

Selling, general and administrative expenses	146,054	30.9%	160,820	33.2%
Depreciation and amortization	12,782	2.7%	12,323	2.5%

Operating income	19,657	4.2%	31,770	6.6%

Nonoperating (income) and expenses:
Interest, investment income and other	(288)		(254)
Interest expense	3,105		3,054
	2,817	0.6%	2,800	0.6%

Income before income taxes	16,840	3.6%	28,970	6.0%
Income tax provision	5,921	1.3%	11,110	2.3%

Net income	$10,919	2.3%	$17,860	3.7%

Earnings per share:
Basic	$0.13		$0.20

Diluted	$0.13		$0.20

Dividends declared per share:	$0.07		$0.06

Average shares outstanding during period:
Basic	83,877		89,741

Diluted	84,170		90,635

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Nine Months Ended
	November 28,	% of	November 29,	% of
	2015	Sales	2014	Sales

Net sales	$1,334,507	100.0%	$1,322,182	100.0%

Cost of sales	841,819	63.1%	786,918	59.5%

Gross profit	492,688	36.9%	535,264	40.5%

Selling, general and administrative expenses	413,158	31.0%	427,103	32.3%
Depreciation and amortization	37,930	2.8%	34,032	2.6%

Operating income	41,600	3.1%	74,129	5.6%

Nonoperating (income) and expenses:
Interest, investment income and other	(461)		(891)
Interest expense	9,204		7,216
	8,743	0.6%	6,325	0.5%

Income before income taxes	32,857	2.5%	67,804	5.1%
Income tax provision	11,898	0.9%	25,731	1.9%

Net income	$20,959	1.6%	$42,073	3.2%

Earnings per share:
Basic	$0.24		$0.46

Diluted	$0.24		$0.45

Dividends declared per share:	$0.21		$0.18

Average shares outstanding during period:
Basic	86,070		91,967

Diluted	86,636		93,030

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except share amounts)
(unaudited)

	November 28,	February 28,	November 29,
	2015	2015	2014
ASSETS

Current assets:
Cash and cash equivalents, including temporary investments
of $42,338, $69,572 and $26,737, respectively	$48,565	$100,064	$33,044
Accounts receivable, net	40,812	29,405	45,002
Inventories	503,003	478,843	535,532
Prepaid expenses and other current assets	34,667	45,851	53,183
Total current assets	627,047	654,163	666,761

Properties, net of accumulated depreciation
of $472,099, $446,237 and $448,357, respectively	211,599	214,048	208,722
Other noncurrent assets	41,571	41,993	45,900
	$880,217	$910,204	$921,383

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$100,814	$102,762	$119,336
Gift cards and other deferred revenue	62,679	63,002	61,284
Borrowings under revolving line of credit	35,000	-	12,000
Accrued income taxes payable	4,016	13,505	6,242
Current portion of long-term debt	2,000	2,000	2,000
Other accrued liabilities	118,843	107,544	121,143
Total current liabilities	323,352	288,813	322,005

Long-term debt	203,464	204,746	205,173
Other noncurrent liabilities	81,962	79,378	77,106

Shareholders' equity:
Common stock, $0.001 par, 500,000,000 shares authorized,
125,232,000 issued	125	125	125
Paid-in capital	208,447	222,438	219,828
Retained earnings	716,542	713,575	685,769
Cumulative other comprehensive loss	(11,221)	(9,985)	(6,107)
Less -- 41,466,000, 35,320,000 and 34,833,000
common shares in treasury, at cost, respectively	(642,454)	(588,886)	(582,516)
	271,439	337,267	317,099
	$880,217	$910,204	$921,383

Pier 1 Imports, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended
	November 28,	November 29,
	2015	2014

Cash flows from operating activities:
Net income	$20,959	$42,073
Adjustments to reconcile to net cash provided by (used in)
operating activities:
Depreciation and amortization	41,416	36,024
Stock-based compensation expense	4,561	5,870
Deferred compensation, net	4,406	4,416
Deferred income taxes	2,033	2,370
Excess tax benefit from stock-based awards	(585)	(3,157)
Amortization of deferred gains	(1,638)	(2,681)
Other	998	366
Changes in cash from:
Inventories	(24,160)	(157,882)
Prepaid expenses and other assets	(289)	(28,373)
Accounts payable and other liabilities	3,580	60,084
Accrued income taxes payable, net of payments	(9,417)	(5,319)
Net cash provided by (used in) operating activities	41,864	(46,209)

Cash flows from investing activities:
Capital expenditures	(39,559)	(61,531)
Proceeds from disposition of properties	16	37
Proceeds from sale of restricted investments	8,601	1,232
Purchase of restricted investments	(8,515)	(2,314)
Net cash used in investing activities	(39,457)	(62,576)

Cash flows from financing activities:
Cash dividends	(17,992)	(16,344)
Purchases of treasury stock	(72,384)	(178,289)
Proceeds from stock options exercised,
stock purchase plan and other, net	2,385	731
Excess tax benefit from stock-based awards	585	3,157
Issuance of long-term debt, net of discount	-	198,000
Repayments of long-term debt	(1,500)	(500)
Debt issuance costs	-	(3,621)
Borrowings under revolving line of credit	63,000	60,000
Repayments of borrowings under revolving line of credit	(28,000)	(48,000)
Net cash (used in) provided by financing activities	(53,906)	15,134

Change in cash and cash equivalents	(51,499)	(93,651)

Cash and cash equivalents at beginning of period	100,064	126,695

Cash and cash equivalents at end of period	$48,565	$33,044

CONTACT:
Pier 1 Imports, Inc.
Bryan Hanley, 817-252-6083